As Filed with the Securities and Exchange Commission on April 4, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW ENERGY SYSTEMS GROUP
(Exact Name of Registrant as Specified in its Charter)

Nevada	3690	91-2132336
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

116 West 23rd St., 5th FL
New York, NY 10011
(917) 573-0302
(Address including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ken Lin
116 West 23rd St., 5th FL
New York, NY 10011
917-573-0302
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Telephone (212) 930-9700
Facsimile (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
	Amount	maximum	aggregate	Amount of
Title of each class of	to be	offering price	offering	registration
Securities to be registered	registered(1)	per unit	price (2)	fee(3)
Common stock, par value $0.001 per share	—	—	—	—
Preferred stock, par value $0.001 per share	—	—	—	—
Warrants(4)	—	—	—	—
Units(5)	—	—	—	—
Total	—	—	$20,000,000	$2,322

(1)
There are being registered hereunder by the registrant such indeterminate number of securities as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $20,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $20,000,000.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act. The total amount is being paid herewith.
(4)	Includes warrants to purchase common stock and warrants to purchase preferred stock.
(5)
Any of the securities registered hereunder may be sold separately, or as units with other securities registered hereby. We will determine the proposed maximum offering price per unit when we issue the above listed securities. The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion, Dated April 4, 2011)

PROSPECTUS

$20,000,000

Common Stock
Preferred Stock
Warrants
Units
We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $20,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on the NYSE Amex Stock Exchange under the symbol “NEWN.” On March 31, 2011, the last reported sales price for our common stock was $4.95 per share. We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NYSE Amex Stock Exchange. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NYSE Amex Stock Exchange or any other securities market or exchange covered by the prospectus supplement.

As of March 31, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $65,430,318 based on 14,296,428 shares of outstanding common stock, of which approximately 13,218,246  shares are held by non-affiliates, and a per share price of $4.95, based on the closing sale price of our common stock on March 31, 2011. As of the date hereof, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 9, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated ___________, 2011

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $20,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the Renminbi.

References to “PRC” are to the People’s Republic of China.

The terms “New Energy,” the “Company,” “we,” “our” or “us” in this prospectus refer to New Energy Systems Group and its subsidiaries, unless the context suggests otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus and the documents and information incorporated by reference in this prospectus include some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

     The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Unless we are required to do so under US federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

ABOUT NEW ENERGY SYSTEMS GROUP

Overview

We were incorporated in Nevada on March 27, 2001 under the name Jasmine's Garden. Currently, we operate our business through our wholly-owned subsidiaries, Billion Electronic Co., Ltd., a company organized under the laws of the British Virgin Islands on July 27, 2004 (“Billion”), Shenzhen E'Jenie Technology Development Co., Ltd, a company incorporated under the laws of the Peoples Republic of China (“PRC”) on July 8, 2002 (“E’Jenie”), Shenzhen NewPower Technology Co., Ltd., a company organized under the laws of the PRC in 2004, Anytone International (H.K.) Co., Ltd. (“Anytone International”), a company organized under the laws of Hong Kong in 2009, Shenzhen Anytone Technology Co., Ltd. (“Shenzhen Anytone”), a company incorporated under the laws of the PRC in 2005, and Shenzhen Kim Fai Solar Energy Technology Co., Ltd. ("Kim Fai"), a company organized under the laws of the PRC in 2005.

During the early stage of our business, we began to manufacture and distribute lithium battery shells and related products primarily in China. Based on customer specifications we develop, customize and produce steel, aluminum battery shells and aluminum caps. Currently, we produce fourteen steel battery shell lines, nine aluminum battery shell lines, three aluminum battery cap lines and three steel battery cap lines. We maintain long-term relationships with large lithium battery manufacturers. We believe we will continually receive orders from our loyal customers because of our reputation and quality of the products. Our professional marketing team maintains relationships with our current customers and at the same time searches for other potential new customers. We seek to maintain and strengthen our position as a provider of battery shells and caps while increasing the breadth of our product line and improving the quality of our products.

Through a series of recent acquisitions, we completed our production chain to become a vertically integrated company and extend our products offering. Currently, we can not only produce and sell lithium ion battery components such as battery shells, caps and cells, but we can also produce finished lithium ion battery packs and its application products such as mobile backup power systems under our own brand name. These vertical integrations have transformed the Company from a company that just focuses on the OEM customers to a company that focuses more on end-user of consumer electronic products’ customers.

The lithium battery was created in the 1990s, with its first mass production in 1993 in Japan. Lithium batteries were first used in notebook computers and now are used in cellular phones, video machines, laptops, digital cameras, MP3 players, global positioning satellite systems, 3G communication devices, hybrid cars and other electronic products. Batteries are becoming smaller, lighter, more efficient, longer lasting and free of pollution. The lithium battery energy/weight ratio exceeds its counterparts and with an excellent safety standard we believe that it is the future of the battery industry. China has become one of the largest producers and consumers of lithium ion batteries. According to the China Chemistry and Physics Electronic Industry Association, there were over $4.0 billion of lithium ion batteries sold in China in 2005. We anticipate that there will be even greater demand for lithium batteries in China and worldwide in the next few years. We believe the current trend towards smaller, lighter portable consumer products will continue and because of its size, the demand for lithium batteries will keep on increasing.

On November 15, 2004, we acquired Billion and its wholly-owned operating subsidiary, Shenzhen E'Jenie Technology Development Co., Ltd, a company incorporated under the laws of the Peoples Republic of China on July 8, 2002 (“E’Jenie”). Through E'Jenie, we manufacture and distribute lithium battery shells and related products primarily in China. Based upon specifications from its customers E'Jenie develops, customizes and produces steel, aluminum battery shells and aluminum caps. Currently, E'Jenie produces fourteen steel battery shell lines, nine aluminum battery shell lines, three aluminum battery cap lines and three steel battery cap lines.

On June 28, 2006, we acquired Galaxy View and its wholly-owned operating subsidiary Sono Digital Electronic Technologies Co., Ltd., a company incorporated under the laws of the Peoples Republic of China on May 29, 2001 (“Sono”). As described below in our Corporate History, Galaxy View entered into an Agreement on Transfer of Shares with Lui Changqing and Wang Feng. As a result of this agreement, Galaxy View and Sono were spun-off from the Company and is no longer a subsidiary of the Company.

In August, 2008, we entered into a related business field, battery assembly and finished battery distribution, to diversify our line of products. We purchase batteries from suppliers, package and sell these batteries under E’Jenie’s brand name to other mobile device OEM manufacturers. These are all lithium ion batteries and have various models for different kinds of portable electronic devices.

On December 7, 2009 we acquired Anytone International (H.K.) Co., Ltd. (“Anytone International”) and its wholly owned operating subsidiary Shenzhen Anytone Technology Co., Ltd. (“Shenzhen Anytone”), a company incorporated under the laws of the Peoples Republic of China in 2005.  Shenzhen Anytone is the Chinese operating subsidiary of Anytone International, collectively referred to as “Anytone”. Anytone engages in research, manufacture and sell of mobile backup power systems for mobile phones, laptops, solar, MP4, PMPs, PDAs, DC and digital applications.

On January 12, 2010, we closed the transactions contemplated by the share exchange agreement dated December 11, 2009 with Shenzhen NewPower Technology Co., Ltd. (“NewPower”).  Pursuant to the share exchange agreement, the Company’s subsidiary E’jenie acquired NewPower. The Company issued the shareholders of NewPower, proportionally among the NewPower Shareholders in accordance with their respective ownership interests in NewPower immediately before the closing of the share exchange, 1,823,346 shares of the Company’s common stock with a restrictive legend, and $3,000,000. NewPower is engaged in manufacturing and distribution of lithium batteries.

On November 10, 2010, the Company’s subsidiary, Shenzhen Anytone, executed a share exchange agreement to acquire all the equity interest of Shenzhen Kim Fai Solar Energy Technology Co., Ltd., a Chinese company engaged in the technology development and sale of solar application products and solar energy batteries ("Kim Fai"), with all of the shareholders of Kim Fai .

Corporate History

Until December 2, 2003, we operated a nationwide wholesale and retail business selling greeting cards, note cards and gift tags made from a design process involving photography and computer graphics. On December 2, 2003, Cheering Limited, an investment holding company organized under the laws of the British Virgin Islands ("Cheering"), acquired 5,700,000 shares of our common stock, par value $0.001, which constituted approximately 95% of the then issued and outstanding shares of our common stock from Jack and Jasmine Gregory, our former officers and directors, for cash of $221,221 (the "Cheering Transaction").

On March 17, 2004, we sold 30,000,000 shares of common stock at a per share purchase price of $0.05 to seven unaffiliated individuals in a private placement, which yielded $1,500,000 (the "Private Placement"). As a condition to the closing of the Private Placement, each of the investors executed an irrevocable proxy granting Mr. Sun, our former President and Chief Executive Officer, the right to vote all shares of the common stock purchased in the Private Placement. The irrevocable proxies expired on May 1, 2004, however, the investors and Mr. Sun extended the irrevocable proxies to May 2006. Mr. Sun as the Chairman and Chief Executive Officer of Cheering is the beneficial owner of the 5,700,000 shares of common stock, which represents approximately 7.8%, of the issued and outstanding shares of our common stock and prior to the expiration of the irrevocable proxies, Mr. Sun will have the power to vote or direct the voting of 30,000,000 shares issued in the Private Placement. As a result, until the irrevocable proxies expire on May 1, 2006, Mr. Sun will control approximately 48.9% of our issued and outstanding common stock.

On April 28, 2004, we filed a certificate of amendment to our articles of incorporation with the Nevada Secretary of State to increase our authorized common stock to 140,000,000 shares and to authorize 60,000,0000 shares, par value $0.001, of blank check preferred stock.

On September 3, 2004, we filed a certificate of amendment to our articles of incorporation with the Nevada Secretary of State to change our name from "Jasmine's Garden" to "China Digital Communication Group."

In connection with the acquisition of Galaxy View, the Company issued Series A Preferred Stock to the selling shareholders.  On June 29, 2006, the Company filed with the Secretary of State of Nevada a Certificate of Designation of Series A Convertible Preferred Stock designating 7,575,757 of the Company’s previously authorized preferred stock. Each share of Series A Preferred Stock entitles the holder to seven votes per share on all matters to be voted on by the shareholders of the Company and is mandatorily convertible into one tenth of one share of the Company’s common stock on June 29, 2011 (after providing for the July 13, 2009, 10-to-1 reverse stock split of the Company’s common stock). Each share of Series A Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, ranks (i) on a parity with the Company’s common stock, and (ii) junior to any other class of the Company’s preferred stock.  Series A Preferred Stock is not entitled to any preferred dividend. However, the preferred shareholders will share the dividend on common stock proportionately if and when the dividend on Common Stock is declared.

On July 13, 2009, we effected a 10-to-1 reverse split of our common stock.

Effective November 18, 2009 we changed our name from China Digital Communication Group to New Energy Systems Group.

On October 20, 2010, the Company filed an Amendment to its Certification of Designations, Preferences and Rights for its Series A Convertible Preferred Stock. As a result of the Amendment, which was approved by Company's board of directors and a majority of the Series A holders, the Series A is convertible at the option of the holder until June 29, 2011, when every ten (10) issued and outstanding shares of Series A shall be automatically convertible into one (1) share of common stock (on a post-split basis). Additionally, the Series A shall continue to be subject to a lock-up provision through June 29, 2011, provided, however, that the common stock issuable upon the optional conversion of the Series A shall not be subject to such lock-up limitations.

Acquisition of Billion

On November 15, 2004, pursuant to a Share Exchange Agreement (the "Billion Exchange Agreement") dated as of September 17, 2004, by and among the Company, Billion, the shareholders of Billion (the "Billion Shareholders") and E'Jenie, we acquired from the Billion Shareholders (the "Billion Acquisition") all of the issued and outstanding equity interests of Billion (the "Billion Shares"). Billion is a holding company and the sole shareholder of E'Jenie. Billion has no other assets other than the shares of E'Jenie. As consideration for the Billion Shares, we paid to the Billion Shareholders $1,500,000 in cash and issued to them 4,566,210 shares of our common stock. The consideration for the Billion Acquisition was determined through arms length negotiations between us and Billion. As a result of the Billion Acquisition we are the sole shareholder of Billion through which we own all of the issued and outstanding equity interests of E'Jenie.

In connection with the Billion Acquisition we entered into a Guarantee Agreement, dated October 9, 2004, as amended October 11, 2004 (the "Guarantee"), with Shiji Ruichen Guaranty and Investment Co. Ltd., a company incorporated under the laws of the Peoples Republic of China ("Shiji"). Pursuant to the terms of the Guarantee, Shiji agreed to guarantee our performance and the performance of the Billion Shareholders under the Billion Exchange Agreement. As consideration for Shiji's guaranty, we issued to Shiji 1,919,016 shares of our common stock. As security for our obligations under the Guarantee, one of our principal shareholders deposited 5,000,000 of their shares of our common stock into escrow.

Acquisition of Galaxy View

On June 29, 2006, pursuant to the terms of a Share Exchange Agreement (the "Galaxy View Exchange Agreement") dated as of March 22, 2006, by and among the Company, Galaxy View, the shareholders of Galaxy View (the " Galaxy View Shareholders") and Sono, we acquired from the Galaxy View Shareholders (the "Galaxy View Acquisition") all of the issued and outstanding equity interests of Galaxy View (the "Galaxy View Shares"). As consideration for the Galaxy View Shares, we paid the Galaxy View Shareholders $3,000,000 in cash and issued to them 7,575,757 shares of our preferred stock. On a post split basis, the consideration for the Acquisition was determined through arms length negotiations between us and Galaxy View.

During the first quarter of 2007, Sono lost two of their largest customers and users of their products. The fact that the telecom industry in China was a monopoly, there was no longer a market for our products.

On April 24, 2007, the Company entered into an Agreement on Transfer of Shares of Galaxy View with Liu Changqing and Wang Feng (collectively, the "Purchasers”) for the sale of our wholly-owned subsidiary Galaxy View (the “Agreement”). Changqing purchased a 60% interest and Feng will purchase a 40% interest in Galaxy View. In exchange for all of the outstanding shares of Galaxy View, the Purchasers agreed to pay $3,000,000 USD as consideration for the acquisition. We entered into promissory notes with the Purchasers for payment of their share of the $3,000,000 which was due within 90 days of April 24, 2007. If payment was not made within 90 days, the promissory notes will accrue interest at 18% from the closing date. As of December 31, 2007, the amount has been paid in full.

Acquisition of Anytone

On December 7, 2009, we closed the transactions contemplated by the share exchange agreement (the “Share Exchange Agreement”) dated November 19, 2009 with Anytone International and Anytone.  Pursuant to the Share Exchange Agreement, we acquired Anytone International and thereby indirectly acquired Anytone International’s Chinese operating subsidiary Anytone.  Pursuant to the Share Exchange Agreement, we issued to the shareholders of Anytone International, proportionally among the Anytone International Shareholders in accordance with their respective ownership interests in Anytone International immediately before the closing of the Share Exchange, an aggregate of 3,593,939 shares of our Common Stock with standard restrictive legend, and cash consideration of $10,000,000. As of December 31, 2009, $5,000,000 has been paid. The Company paid the remaining $5,000,000 before June 30, 2010.

Acquisition of NewPower

On December 11, 2009, we entered into a share exchange agreement (the “Share Exchange Agreement”) with Shenzhen NewPower Technology Co., Ltd. (“NewPower”), whereby NewPower would merge with and into E’Jenie.  Pursuant to the Share Exchange Agreement, in exchange for all of the capital stock of NewPower, we agreed to issue to the shareholders of NewPower an aggregate of 1,823,346 shares of our Common Stock with standard restrictive legend, and cash of $3,000,000.  This transaction closed on January 12, 2010.

Acquisition of Kim Fai

On November 10, 2010, the Company’s subsidiary, Shenzhen Anytone Technology Co. Ltd, executed a share exchange agreement (the “Kim Fai Share Exchange Agreement”) to acquire all the equity interest of Shenzhen Kim Fai Solar Energy Technology Co., Ltd., a Chinese company engaged in the technology development and sale of solar application products and solar energy batteries ("Kim Fai"), with all of the shareholders of Kim Fai.  The purchase price for 100% of the outstanding stock of Kim Fai was $24,000,000, of which $13,000,000 is to be paid in cash and $11,000,000 is to be paid in the form of shares of common stock of the Company.  The purchase consideration is payable as follows: (i) $13,000,000 to be paid in cash within one year of the execution of the Agreement, and (ii) $11,000,000 to be paid in shares of restricted common stock of the Company within 3 days of the completion of the share exchange formalities with the local governmental authorities.  Pursuant to the Kim Fai Share Exchange Agreement, such shares are to be issued with a per share price of $5.75 and amount to an aggregate of 1,913,265 shares of restricted common stock. However, in accordance with guidance FASB ASC 805-30-30-7, the per share price is $7.84, the fair market value of the stock on the date the transaction under the Kim Fair Share Exchange Agreement closed, which was November 10, 2010. As of December 31, 2010, $6,529,286 has been paid and 1,913,265 shares have been issued.

Our Business

LITHIUM BATTERIES

Industry

The lithium battery was created in the 1990s, with its first mass production in 1993 in Japan. Lithium batteries were first used in notebook computers and now are used in cellular phones, video machines, laptops, digital cameras, MP3 players, global positioning satellite systems, 3G communication devices, hybrid cars and an array of other electronic products.

Batteries are becoming smaller, lighter, more efficient, longer lasting and free of pollution. The lithium battery's energy/weight ratio exceeds that of its counterparts and with an excellent safety standard we believe that it is the future of the battery industry. China has become one of the largest producers and consumers of lithium ion batteries. According to BBC Research, the lithium ion battery market was around $6.8 billion in 2010. We anticipate that there will be even greater demand for lithium batteries in China and worldwide in the next few years. We believe that the current trend towards smaller, lighter portable consumer products will continue to grow and because of its size, the demand for the lithium battery will increase. By way of example, a mobile-phone battery has a typical usage life of 300 to 500 recharges, which translates to a ratio of 1.8 batteries in service life of each phone, according to official Chinese statistics. However, our internal data reveals that battery replacement demand is faster than this when consumers turn in their phones for new models before the normal life of the battery is over. A short product life, combined with a short product innovation cycle, result in rapid product turnover – and plenty of business for battery suppliers.

Currently, China has more than 600 million mobile phone subscribers, making it the country with the largest mobile market in the world. The mobile phone market in China is expected to maintain its growth and current estimates project that handset shipments will grow to 278.2 million units in 2011.

China's mobile phone market is likely to grow 7.7% in 2009 despite the downward trend in the global market, with mobile handset shipments rising to 239.1 million units, according to a recent report by market research firm iSuppli. Partly boosted by the Chinese government's initiative to provide subsidies to rural residents for home electronics purchases, the world's largest mobile phone market is expected to see its new subscribers exceed 90 million by the end of 2009, and Chinese mobile phone makers are expected to ship over 360 million units to both domestic and overseas markets, representing a year-over-year increase of 20%.

Business Strategy

We seek to maintain our position as a provider of battery shells, caps and cells. In addition, we are looking to strengthen our branded battery applications products while increasing the breadth of our product line, improving the quality of our products, integrating industrial chain and reducing production cost. In order to achieve our objective, we plan to pursue the key strategies described below.

•	Successfully integrate recent acquisitions.
•	Improve sales and profitability of all companies.

•	Increasing our international presence and expand international focus.

•	Achieving deeper penetration of our existing customer base through continued innovation and high quality production and maximize cross-selling opportunities and synergies of recent acquisitions.
•	Expanding our product offerings and in particular, focusing on the end-user consumer market.
•	Targeting higher margin OEM customers and retail partners, through private label offerings.

Principal Products

E’Jenie

Our wholly-owned subsidiary, E'Jenie, is an assembler and distributor of finished lithium ion batteries and a producer of the following lithium ion battery shells and caps.

Low-Carbon Steel Stretch Series. This square shape shell series stretches the low-carbon steel plate section by section. We use superficial galvanization to custom make sizes for different customers. The characteristics of this series are that it is clean and artistic; it has smooth cuttings, and is explosion proof, wear resistant and anti-corrosive. This series is suitable for square shaped nickel hydrogen batteries, lithium ion batteries and power batteries.

F6, F8 Nickel Hydrogen and Lithium Ion Duel Functions Series. This series stretches the low-carbon steel plate section by section and uses oil pressure to make the final form. The characteristic of this series is a smooth surface. This series is suitable for nickel Hydrogen and Lithium Ion Duel Functions Rechargeable Battery Cells.

Square Share Stainless Steel Series. This series uses a unique processing craft to stretch stainless steel to make the square steel. The characteristics of this series are that it is anticorrosive and it does not rust. This series is suitable for the square shaped Nickel Hydrogen and Lithium Ion Battery and related components.

Aluminum Square Shell Series. This series is developed by us by continuously extruding to form the final shell shapes. The characteristic of this series is that it is explosion proof.

Japanese Explosion-Proof Cap Series. Included in this series is the Japanese Steel Plate Patent Product Series and the Stainless Steel Explosion-Proof Cap Series. The characteristics of the Japanese Steel Plate Patent Series are as follows:

•	Low Pressure. It can be used under low pressure condition. The pressure is affected by the thickness of the aluminum sheet and the diameter of holes within the caps.

•	Strong Resistance. The aluminum material will not become stiff or rigid and therefore the product will not crack if it is hit.

•	Expanding the Gas Releasing Volume. When the safety value is on the gas will be released.

The Japanese Steel Plate Patent Product Series is suitable for all of lithium ion batteries.

The Stainless Steel Explosion-Proof Cap Series was developed by us and for which we own a patent. This series is suitable for lithium ion batteries used in mobile phones, calculators, MP3 players, digital camera, recorders and other electronic devices.

During the second half of the 2008 fiscal year, E’Jenie started to manufacture and distribute finished battery packs. These products were primarily sold to most of leading cell phone manufactures in China.

Beginning in 2011, through a business switch with NewPower, NewPower took over E’Jenie’s finished battery pack business and transferred its battery cell business to E’Jenie. This transition will complete the transformation of E’Jenie as a complete battery component manufacturer which produces battery shells, caps, and cells. We anticipate that the original customers of NewPower for battery cells will become E’Jenie’s customers.

Distribution Methods of the Products and Services

E’Jenie has maintained long-term relationships with its principal customers which are large lithium battery manufacturers. We believe that we continually receive orders from our loyal customers because of E’Jenie’s reputation and quality of the products. Our professional marketing team maintains relationships with our current customers and at the same time searches for other potential new customers.

Anytone

Anytone is an innovative company which integrates R&D and marketing functions in one entity. In addition, Anytone is the first company in China that engages in the development and distribution of portable mobile power products. These products are primarily used in portable consumer electronic devices, such as smartphones, digital cameras, digital camcorders, MP3 players, PMP, PDA, and PSP, to help to solve a common problem of these devices: the low capacity and un-changeability of their batteries.

Anytone's products combine aesthetics with technology. Anytone has acquired a total of 52 existing and pending patents from the State Intellectual Property Office of the PRC: 29 patents have been obtained for the appearance design of our products, with 14 additional applications pending, while 7 patents have been obtained for certain innovative utility models, with 2 additional applications pending.

               Anytone’s mobile power backup products include 4 major series as follows:

•
Cell Phone Series. Through a universal connector, Anytone’s mobile power backup products can charge most major cell phones currently in the market. In addition, Anytone’s products support the “Made for iPhone, iPod and iPad” devices.

•
 Digital Camera and Camcorder Series. This series has a higher capacity to be used for digital cameras, camcorders and similar devices. This series of products also combines a universal connector which can support most major brand digital devices currently in the market.

•
Solar Energy Series. As an environmentally friendly company, Anytone also provides green energy products through its solar energy series. These products recharge itself by absorbing solar energy through universal connectors to provide most digital devices currently in the market extra battery life.

•	Laptop Series. This series has sufficient power capacity to support small digital mobile devices and the power needed by most of the laptops currently in the market.

Anytone’s mobile power backup products are primarily sold to end-users directly through its distribution channels’ retail networks under its own brand name in China and other counties through OEM. Anytone is one of the leading companies  in the mobile power backup industry and has already established its brand reputation and market position in China.

Anytone produces a small amount of products for testing purposes. Its major production occurs by outsourcing to third parties’ facilities. Anytone’s advantages are in R&D and marketing. In addition, its products are focused on the end-users customers. Therefore, Anytone believes that through outsourcing its production, it can more focus on R&D and marketing to meet the end-user customers’ needs.

NewPower

NewPower is engaged in manufacturing battery cells. Like E’Jenie’s battery shell and caps, NewPower’s battery cells are also parts of finished battery packs’ components. NewPower produces approximately 45 million battery cells annually. Its products are primarily sold to the finished battery pack manufacturers in China such as E’Jenie.

Beginning in 2011, through a business switch with NewPower, NewPower took over E’Jenie’s finished battery pack business and transferred its battery cell business to E’Jenie. This transition will complete the transformation of E’Jenie as a complete battery component manufacturer which produces battery shells, caps, and cells. We anticipate that the original customers of NewPower for battery cells will become E’Jenie’s customers.

Kim Fai
Kim Fai primarily produces solar panels and other solar-related products such as solar lights, solar street lights, solar traffic lights, solar landscape lights, solar power system equipment and other solar related application products.

Kim Fai's major customers are solar construction and installation companies who need solar panels and other solar related application products to be used in construction.

Our Corporate Information

Our principal executive offices are located at 116 West 23rd Street, 5th Floor, New York, New York 10011. Our telephone number is (917) 573-0302. Our website is located at www.newenergysystemsgroup.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.

SUMMARY

Securities We are Offering

        We may offer any of the following securities from time to time:

• shares of our common stock;
• shares of our preferred stock;
• warrants to purchase shares of our preferred stock or common stock; or
• any combination of our common stock, preferred stock, or warrants.

        When we use the term "securities" in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $20,000,000. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

        Common Stock.    We may offer shares of our common stock. Our common stock currently is listed on the NYSE Amex Stock Exchange under the symbol "NEWN".

        Preferred Stock.    We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

        Warrants.    We may offer warrants to purchase our common stock and preferred stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

        Units.    We may offer units comprised of our common stock, preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS

            An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and in the documents incorporated by reference into this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Associated with Our Industry

Our business depends in large part on the growth in demand for portable electronic devices.

Many of our battery products are used to power various portable electronic devices. Therefore, the demand for our batteries is substantially tied to the market demand for portable electronic devices. A growth in the demand for portable electronic devices will be essential to the expansion of our business. Our results of operations may be adversely affected by decreases in the general level of economic activity. Decreases in consumer spending that may result from the current global economic downturn may weaken demand for items that use our battery products. A decrease in the demand for portable electronic devices would likely have a material adverse effect on our results of operations. We are unable to predict the duration and severity of the current disruption in financial markets and the global adverse economic conditions and the effect such events might have on our business.

If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

The battery industry has been notable for the pace of innovations in product life, product design and applied technology. We and our competitors have made, and continue to make, investments in research and development with the goal of further innovation. The successful development and introduction of new products and line extensions face the uncertainty of customer acceptance and reaction from competitors, as well as the possibility of cannibalization of sales of our existing products. In addition, our ability to create new products and line extensions and to sustain existing products is affected by whether we can:

•	develop and fund research and technological innovations;
•	receive and maintain necessary intellectual property protections;
•	obtain governmental approvals and registrations;
•	comply with governmental regulations; and
•	anticipate customer needs and preferences successfully.

The failure to develop and launch successful new products could hinder the growth of our business and any delay in the development or launch of a new product could also compromise our competitive position. If competitors introduce new or enhanced products that significantly outperform our, or if they develop or apply manufacturing technology which permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.

Our success depends on the success of manufacturers of the end applications that use our battery products.

Because our products are designed to be used in other products, our success depends on whether end application manufacturers will incorporate our batteries in their products. Although we strive to produce high quality battery products, there is no guarantee that end application manufacturers will accept our products. Our failure to gain acceptance of our products from these manufacturers could result in a material adverse effect on our results of operations

Additionally, even if a manufacturer decides to use our batteries, the manufacturer may not be able to market and sell its products successfully. The manufacturer’s inability to market and sell its products successfully could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. Therefore, our business, financial condition, results of operations and future success would be materially and adversely affected.

Our efforts to develop products for new commercial applications could fail.

Although we are involved with developing certain products for new commercial applications, we cannot provide assurance that acceptance of our products will occur due to the highly competitive nature of the business. There are many new product and technology entrants into the marketplace, and we must continually reassess the market segments in which our products can be successful and seek to engage customers in these segments that will adopt our products for use in their products. In addition, these companies must be successful with their products in their markets for us to gain increased business. Increased competition, failure to gain customer acceptance of products, the introduction of competitive technologies or failure of our customers in their markets could have a further adverse effect on our business.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Portable consumer electronic devices, such as mobile phones, notebook computers, digital cameras and  other mobile devices, are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. Therefore, electronic device manufacturers expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on the electronic device manufacturer’s own profit margins. As a result, we have previously reduced the price of some of our battery products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

Our industry is subject to supply shortages and any delay or inability to obtain product components may have a material adverse effect on our business.

Our industry is subject to supply shortages, which could limit the amount of supply available of certain required battery components. Any delay or inability to obtain supplies may have a material adverse effect on our business. During prior periods, there have been shortages of components in the battery industry and the availability of raw materials has been limited by some of our suppliers. We cannot assure investors that any future shortages or allocations would not have such an effect on our business. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required materials and increase prices affecting our profitability.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

Our business inherently exposes us to potential warranty and product liability claims, in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). Such claims may arise despite our quality controls, proper testing and instruction for use of our products, either due to a defect during manufacturing or due to the individual’s improper use of the product. In addition, if any of our designed products are or are alleged to be defective, then we may be required to participate in a recall of them.

Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. If a warranty or product liability claim is brought against us, regardless of merit or eventual outcome, or a recall of one of our products is required, such claim or recall may result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigation, additional product recalls, loss of revenue, and the inability to commercialize some products.

Manufacturing or use of our battery products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Our batteries can pose certain safety risks, including the risk of fire. While we implement stringent safety procedures at all stages of battery production that minimize such risks, accidents may still occur. Any accident, regardless of where it occurs, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

Risks Associated with our Business

Because we may require additional financing to expand our operations, our failure to obtain necessary financing may impair our operations.

At December 31, 2010, we had working capital of $11,464,437. Our capital requirements in connection with the development of our business are significant. During the fiscal year ended December 31, 2010, we spent approximately $90,504,201 for the purchase of raw materials and supplies and equipment and other fixed assets, of which $90,349,266 was used to purchase raw materials and supplies and $154,935 was used to purchase equipment and other fixed assets.

We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price.

We have historically depended on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have historically depended on a limited number of customers for a significant portion of our net sales. For the fiscal year ended 2010, China Electronic Shenzhen Company was the only customer which accounted for over 10%, more specifically, 13% of the Company’s total sales. This customer primarily purchased finished battery packs from E’Jenie and Mobile power backup devices from Anytone. Our second largest customer was Shenzhen Hua Yin Tong Battery Electronic Tech. Co., Ltd. which accounted for 6% of the Company’s total sales. For the fiscal year ended 2009,  the Company’s two largest customers were, Shenzhen Hua Yin Tong Battery Electronic Tech. Co., Ltd. and China Electronic Shenzhen Company, which each accounted for more than 10% of total sales. These two customers represented approximately 49% and 15%, respectively. These two customers primarily purchased finished batteries from E’Jenie. Because the unit price of batteries is significantly higher than battery shells and covers, the largest customer for E’Jenie’s battery shell and cover segment only contributed approximately 3% of our total revenue.

We anticipate that a limited number of customers will continue to contribute to a significant portion of our net sales in the future. Maintaining the relationships with these significant customers is vital to the expansion and success of our business, as the loss of a major customer could expose us to risk of substantial losses. Our sales and revenue could decline and our results of operations could be materially adversely affected if one or more of these significant customers stops or reduces its purchasing of our products, or if we fail to expand our customer base for our products.

Our planned expansion into new and existing international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of our products into new and existing international markets including developing and developed countries, such as the United States, and Europe. These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

An increase in the cost of raw materials will affect sales and revenues.

We purchase various battery components and raw materials for use in our manufacturing processes. The principal raw materials we purchase for our subsidiary, E’Jenie, are aluminum and steel. These raw materials are used for our battery shell and cover segment. The price of steel has increased significantly in the past year, and we believe that it will continue to increase. Any increase in the prices of the raw materials we use will affect the price at which we can sell our product. If we are not able to raise our prices to pass on increased costs, we would be unable to maintain our margins.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and continue to experience, rapid growth in our operations, through our recent acquisitions, among other reasons, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in China and other countries in which our products are sold. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain or motivate key personnel or hire qualified personnel, our business may be severely disrupted if we lose their services.

Our performance largely depends on the talents and efforts of highly skilled individuals and in particular, the expertise held by our Chief Executive Officer, Nian Chen. Our future success and continued ability to compete effectively depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization.

We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.

Because we have inadequate insurance coverage in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.  We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

If we fail to obtain all required licenses, permits, or approval, we may be unable to expand our operations.

All factories in China must adhere to standards set forth by the Environmental Department and each factory must receive special permission from the Environmental Department to operate. Although we have received such permission from the Environmental Department, there can be no assurance that we will be able to obtain all required licenses, permits, or approvals from government authorities. If we fail to obtain all required licenses, permits or approvals, we may be unable to expand our operations.

If we fail to increase our brand recognition, we may face difficulty in obtaining new customers and business partners.

We believe that establishing, maintaining and enhancing our brand in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and services and is an important element in our effort to increase our customer base and obtain new business partners. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our potential competitors already have well-established brands in the battery manufacturing and distributing industry. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially adversely affected.

Risks Associated with Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The PRC government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

 Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of Renminbi against U.S. dollar, which is continuing. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and most of our expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, we are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiaries to the U.S. or to our shareholders.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the PRC government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the PRC government will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in China remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our business. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

A downturn in the economy of China may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business.

Because PRC law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

PRC law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located in the PRC and a majority of our officers and our present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Although we have implemented internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing the required controls and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times. If we are unable to establish the required controls, market makers may be reluctant to make a market in our stock and investors may be reluctant to purchase our stock, which would make it difficult for you to sell any shares of common stock that you may own or acquire.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Ownership of our Common Stock

 The trading price for our common stock has been and may continue to be volatile.

The market price of our common stock has experienced fluctuations and may continue to fluctuate significantly. The market price of our common shares may be adversely affected by various factors, including enforcement of existing laws, innovation and technological changes, the emergence of new competitors, the perception of desirability of investing in Chinese companies, quarterly variations in revenue and results of operations, speculation in the press or analyst community and general market conditions or market conditions specific to particular industries.

 The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

We have amended our articles of incorporation to provide for a class of preferred stock. As a result, the board of directors may, without shareholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock.

On June 30, 2006 we filed with the Secretary of State of the state of Nevada a Certificate of Designations that establishes a Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (see description of Preferred Stock). Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive dividends as declared by our Board of Directors. To date, we have  not paid cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We expect to continue to improve our internal accounting control for budgeting, forecasting, managing and allocating our funds and to better account for them as we grow. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under U.S. securities laws.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. While the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts smaller reporting companies with respect to the attestation by their independent registered public accountants as to our financial controls, this exception does not affect the requirement that we include a report of management on our internal controls over financial reporting and will not affect the requirement to include the auditor's attestation if our public float exceeds $75 million and we cease to be smaller reporting company. Existing standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. As of December 31, 2010, management has detected a material weakness and certain deficiencies in our internal control with respect to the assessment of the internal control for the year then ended due to our lack of accounting personnel with U.S. GAAP proficiency, and we cannot guarantee the implementation of controls and procedures in future years to be without any significant deficiency or material weakness

If we fail to remain current in our reporting requirements, our securities could be removed from the NYSE Amex Stock Exchange, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the NYSE Amex Stock Exchange must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the NYSE Amex Stock Exchange. If we fail to remain current on our reporting requirements, we could be removed from the NYSE Amex Stock Exchange. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this financing will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 140,000,000 shares of common stock, $0.001 par value per share. As of March 31, 2011, we had approximately 14,296,428 shares issued and outstanding.

General

Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors;

(ii) are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holder or holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Standard Registrar and Transfer Company, Inc.

Listing

Our common stock is currently traded on the NYSE Amex Stock Exchange under the symbol “NEWN”.

DESCRIPTION OF PREFERRED STOCK

We may issue up to 60,000,000 shares of our preferred stock, par value $0.001 per share, from time to time in one or more series of which 7,575,757 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”). As of the date of this prospectus, 2,553,030 shares of Series A Preferred Stock are issued and outstanding, representing all of our outstanding preferred stock. Under the certificate of designation for the Series A Preferred Stock:

Conversion and anti-dilution:  Each share of Series A Preferred Stock is mandatorily convertible into one share of our Common Stock on June 29, 2011. The number of shares of Common Stock to be issued upon conversion of shares of any Series A Preferred Stock will be issued at the rate of one share of Common Stock for every share of Series A Preferred Stock (the “Conversion Rate”). The Conversion Rate will be adjusted from time to time if the Company, at any time from time to time, (a) subdivides the outstanding Common Stock, (b) combines the outstanding Common Stock into a smaller number of shares, or (c) issues any shares of its capital stock in a reclassification of the Common Stock. Upon the occurrence any of the foregoing events, then in each such case, the Conversion Rate in effect at the time of the effective date of such subdivision, combination or reclassification shall be adjusted to that rate which will permit the number of shares of Common Stock in which the Preferred Stock may be converted to increase or reduce in the same proportion as the number of shares of Common Stock are increased or  reduced in connection with such subdivision, combination or reclassification.

Voting: Holders of Series A Preferred Stock have the following voting rights:

•	Each share of Series A Preferred stock entitles the holder thereof to seven votes per share on all matters to be voted on by the shareholders of the Company.
•
Each share of Series A Preferred Stock entitles the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Company on all matters voted on by the holders of Common Stock, voting together as a single class with the holders of the common stock and all other shares entitled to vote thereon as a single class with the common stock.

Liquidation Preference: Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of Series A Preferred Stock rank (a) on a parity with the Common Stock (as if the Series A Preferred Stock had been converted into Common Stock) and (b) junior to any other class of Preferred Stock established after the first date on which shares of Series A Preferred Stock were issued by the board of directors of the Company the terms of which expressly provide that such class will rank senior, as to liquidation rights or otherwise, to the Series A Preferred Stock.

Dividends : If any dividends or other distributions on Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and the Series A Preferred Stock. The holders of Series A Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Company entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Preferred Stock are then convertible.

Subject to the foregoing, our articles of incorporation, as amended, authorize our Board of Directors to issue additional preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock subject to the provisions of our articles of incorporation, as amended. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of the NYSE Amex Stock Exchange or other securities exchange or market on which our stock is then listed or admitted to trading.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of New Energy Systems Group.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	The title of the warrants;
•	The aggregate number of the warrants;
•	The price or prices at which the warrants will be issued;
•	The designation, amount and terms of the offered securities purchasable upon exercise of the warrants;
•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;
•	The terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;
•	Any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	The price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;
•	The date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	The minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	if appropriate, a discussion of Federal income tax consequences; and
•	Any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•
The terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus separately or together through any of the following methods:

• directly to investors or purchasers;
• to investors through agents;
• directly to agents;
• to or through brokers or dealers;
• to the public through underwriting syndicates led by one or more managing underwriters;
• to one or more underwriters acting alone for resale to investors or to the public;
• through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or
• through a combination of any of these methods of sale.

Securities may also be issued upon exercise of warrants or as a dividend or distribution. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may effect the distribution of the securities from time to time in one or more transactions:

• at a fixed price or prices, which may be changed from time to time;
• at market prices prevailing at the times of sale;
• at prices related to such prevailing market prices; or
• at negotiated prices.

We will describe the method of distribution of the securities in the applicable prospectus supplement.

Direct Sales and Sales through Agents

We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act.

Sales Through Underwriters or Dealers

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the applicable prospectus supplement.

If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The applicable prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution.

Delayed Delivery Contracts

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. The applicable prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

• that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

• that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

"At the Market" Offerings

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our "offering agent." If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE Amex Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an "underwriter" within the meaning of the Securities Act with respect to any sales effected through an "at the market" offering.

Market Making, Stabilization and Other Transactions

To the extent permitted by and in accordance with Regulation M under the Exchange Act, in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the NYSE AMEX Stock Exchange may engage in passive market making transactions in the securities on the NYSE AMEX Stock Exchange during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of New Energy Systems Group as of December 31, 2010 and 2009 and for the years then ended, have been audited Goldman Kurland Mohidin LLP, New Energy Systems Group’s independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents were filed with the SEC pursuant to the Exchange Act and are incorporated by reference and made a part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 28, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on March 29, 2011, and March 31, 2011;

•
The description of our Common Stock contained in the our Registration Statement on Form 8-A12B filed August 10, 2010 (File No. 001-34847), including any amendment or report filed for the purpose of updating such description; and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus

We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to: Ken Lin, 116 West 23rd St., 5th FL, New York, NY 10011. Our telephone number is (917) 573-0302. Our website is located at http://www.newenergysystemsgroup.com/. Information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

$20,000,000

Common Stock

Preferred Stock
Warrants
Units

Prospectus

           , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the Registrant in connection with this offering, other than underwriting commissions and discounts, all of which are estimated except for the SEC registration fee.

Item	Amount
SEC registration fee	$2,322
Printing and engraving expenses	10,000
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Transfer agent and registrar’s fees and expenses	10,000
Miscellaneous expenses	15,000

Total	$77,322

Item 15. Indemnification of Directors and Officers.

Section 78.7502 (“Section 145”) of the Nevada Revised Statutes, as amended (the “NRS”), permits indemnification of directors, officers, employee or agent of a corporation under certain conditions and subject to certain limitations. Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 78.7502 further provides that to the extent a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Articles of Incorporation, as amended, provides that there shall be no liability on the part of a director or officer of this corporation or its shareholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions. Our by-laws provide that except for matter arising under the Securities laws of the United States, this corporation shall indemnify the directors of the corporation for any and all acts during their capacity as directors to the fullest extent of the law. [In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.]

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
2.1	Asset Purchase Agreement, dated April 18, 2006 (Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed October 23, 2007).
3.1	Articles of Incorporation of the Company (incorporated by reference from Exhibit 3(i)(1) to Form 8-K filed September 16, 2004).
3.2	Amendment to Articles of Incorporation of the Company (incorporated by reference from Exhibit 3(i)(2) to Form 8-K filed with the Commission on September 16, 2004).
3.3	Amendment to Articles of Incorporation of the Company (incorporated by reference from Exhibit 3(i)(3) to Form 8-K filed with the Commission on September 16, 2004).
3.4	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference from Exhibit 3(i) to Form 8-K filed with the Commission on July 28, 2006).
3.5	By-laws of the Company (incorporated by reference from Exhibit 3.4 to Form SB-2/A filed with the Commission on March 22, 2002).
4.1	Form of Certificate of Designation.*
4.2	Form of Preferred Stock Certificate.*
4.3	Form of Warrant Agreement.*
4.4	Form of Warrant Certificate.*
4.5	Form of Stock Purchase Agreement.*
4.10	Form of Unit Agreement.*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of Goldma n Parks Kurland Mohidin LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1).
24.1	Power of Attorney

*	To be filed by amendment or by a Current Report on Form 8-K and incorporated by reference herein.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shenzhen, People Republic of China, on April 4, 2011.

NEW ENERGY SYSTEMS GROUP

By:	/s/ Nian Chen
Nian Chen
Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nian Chen, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-3 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Nian Chen
Nian Chen	Chief Executive Officer (Principal Executive Officer)	April 4, 2011

/s/ Jufeng Chen
Jufeng Chen	Chief Financial Officer (Principal Financial Officer and	April 4, 2011
Principal Accounting Officer)
/s/ Weihe Yu
Weihe Yu	Director - Chairman of the Board of Directors	April 4, 2011

/s/ Elan Yaish
Elan Yaish	Director	April 4, 2011

/s/ Shuxuan Cui
Shuxian Cui	Director	April 4, 2011

/s/ Li Liu
Li Liu	Director	April 4, 2011